Exhibit 21.1

List of Subsidiaries

Edwardsport Construction Company, LLC

Gibson County Logistics, LLC

Hallador Sands, LLC

Hallador Power Company

Hourglass Sands, LLC

High Point Land Holdings LLC

Oaktown Fuels Mine No. 1, LLC

Oaktown Fuels Mine No. 2, LLC

Prosperity Mine, LLC

Railpoint Solutions, LLC

SFI Coal Sales, LLC

Summit Terminal, LLC

Sunrise Administrative Services, LLC

Sunrise Coal LLC

Sunrise Energy, LLC

Sunrise Indemnity, Inc.

Sunrise Land Holdings, LLC

Sycamore Coal, Inc.